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     As filed with the Securities and Exchange Commission on June 24, 1997

                                                      Registration No. 333-22093

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    TeleServices International Group Inc.
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             (Exact name of registrant as specified in its charter)


       Florida                                               59-2773602
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 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                           Identification No.)


100 Second Avenue South, Suite 1000, St. Petersburg, Florida           33701
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      (Address of Principal Executive Offices)                       (Zip Code)


           Visitors Services, Inc. Employee Benefit and Consulting
                         Services Compensation Plan
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                            (Full title of the plan)


                 Robert P. Gordon, 100 Second Avenue South,
                                 Suite 1000,
                        St. Petersburg, Florida 33701
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                     (Name and address of agent for service)

                                 (813) 895-4410
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          (Telephone number, including area code, of agent for service)
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                                 SUPPLEMENT TO
               REOFFER PROSPECTUS PREPARED IN ACCORDANCE WITH THE
                       REQUIREMENTS OF PART I OF FORM S-3


This Post-Effective Amendment No. 1 to the Registration Statement No. 333-22093 on Form S-8 is being filed by TeleServices International Group Inc., a Florida corporation (the "Registrant"). On February 20, 1997, the Registrant (then known as Visitors Services International Corp.) filed a Registration Statement on Form S-8 to register 5,000,000 shares of the Registrant's common stock, par value $0.001 ("Common Stock"), to be issued pursuant to the exercise of options granted under the compensatory benefit plan of the Registrant's subsidiary, Visitors Services International Corp. (then known as Visitors Services, Inc.), entitled the "Visitors Services, Inc. Employee Benefit and Consulting Services Compensation Plan" (the "VSI Plan"). The VSI Plan was subsequently amended on February 28, 1997 to increase the number of shares authorized to be issued under the VSI Plan from 5,000,000 shares to 7,500,000 shares. However, only 5,000,000 of the 7,500,000 shares authorized to be issued under the VSI Plan were registered on the Form S-8 registration statement.

The Registrant also filed a Reoffer Prospectus in accordance with the requirements of Part I of Form S-3 (the "Reoffer Prospectus") simultaneously with the Registration Statement on Form S-8. At the time the Reoffer Prospectus was filed, the names of all holders of "control securities" who intended to resell were not known by the Registrant. In accordance with General Instruction C.3.(a) of Form S-8, the Reoffer Prospectus referred to a portion of the selling security holders in a generic manner, and as the names and the amounts of securities to be reoffered become known, the Registrant undertook to supplement the Reoffer Prospectus with such information. This Post-Effective Amendment No. 1 shall serve as a supplement to the previously filed Reoffer Prospectus.


                            SELLING SECURITY HOLDERS

For purposes of the Reoffer Prospectus, the "Selling Security Holders" shall also include Robert P. Gordon, Chairman and Director of the Registrant; and Robert J. Conrads, a consult to the Registrant and a director of the Registrant's subsidiary, Visitors Services International Corp. (formerly Visitors Services, Inc.) ("VSI").

Subsequent to the date the Reoffer Prospectus was filed, Mr. Gordon was granted options under the VSI Plan: on February 28, 1997, Mr. Gordon was granted options to acquire 1,000,000 shares of Common Stock registered on Form S-8 and eligible for resale, at an exercise price of $2.25 per share; and on June 12, 1997 Mr. Gordon was granted options to acquire to acquire an additional 500,000 shares of Common Stock registered on Form S-8 and eligible for resale, at an exercise price of $2.25 per share, which options expire on June 30, 2000. Mr. Gordon has exercised the options granted on February 28, 1997 to acquire 1,000,000 of these shares.

Robert P. Gordon has served as the Chairman and a Director of the Registrant and its subsidiaries since September 26, 1996. Mr. Gordon founded the Registrant's subsidiary, VSI, in 1992 and has served as chairman and a director of VSI since its inception.

Presently, Robert P. Gordon beneficially owns or controls 13,263,042 shares of Common Stock of the Registrant (inclusive of the 1,000,000 shares pursuant to the exercise of options under the VSI Plan as discussed above). After completion of the offering of the 5,000,000 shares registered on Form S-8 for the VSI Plan, Mr. Gordon will beneficially own or control 45.35% of the Common Stock of the Registrant.

In October 1996, the Registrant granted Robert J. Conrads options to acquire 900,000 shares of Common Stock of the Registrant. The options vest at the rate of 300,000 per year commencing December 1, 1996, are exercisable at an exercise price of $1.00 per share, and expire January 31, 2002. Subsequent to the date the Reoffer Prospectus was filed, in May 1997, the Registrant classified the 900,000 options as part of the VSI Plan, and provided that the shares underlying the options would be registered on Form S-8 and eligible for resale.





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Robert J. Conrads has served as a consultant to the Registrant since October
1996, and as a director of the Registrant's subsidiary, VSI, since March 1996.

Presently, Robert J. Conrads beneficially owns or controls 615,130 shares of Common Stock of the Registrant. After completion of the offering, and assuming that all 5,000,000 shares registered on Form S-8 for the VSI Plan shares are sold, Mr. Conrads will beneficially own or control 4.99% of the Common Stock of the Registrant.

The Reoffer Prospectus had stated that up to 1,163,390 shares constituting control securities may be offered for resale by persons who were unknown to the Registrant at the time. The Registrant has since determined that the remaining number of shares of Common Stock registered on Form S-8 that may be offered for resale pursuant to the Reoffer Prospectus by persons unknown to the Registrant is up to 1,571,640 shares.

By this supplement, Page 1 of the Reoffer Prospectus dated February 18, 1997, is changed to indicated that up to 4,625,000 shares of Common Stock are covered by the Reoffer Prospectus.





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                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement number 333-22093 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on June 24, 1997.



                            VISITORS SERVICES INTERNATIONAL CORP.



                            By:  /s/ Robert P. Gordon
                               -----------------------------------------------
                                  Robert P. Gordon, Chairman and Director


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement number 333-22093 on Form S-8 has been signed on June 24, 1997 by the following persons in the capacities indicated.



                            By:  /s/ Robert P. Gordon
                               -----------------------------------------------
                                   Robert P. Gordon, Chairman and Director




                            By:  /s/ Stephen G. McLean
                               -----------------------------------------------
                                   Stephen G. McLean, Chief Executive Officer,
                                   Director




                            By:  /s/ Paul W. Henry
                               -----------------------------------------------
                                   Paul W. Henry, Secretary, Treasurer,
                                   Director





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